SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934
                          ----------------------


Filed by the Registrant [x]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[X ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


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                         BURLINGTON NORTHERN INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         BURLINGTON NORTHERN INC.
                (NAME OF PERSON(S) FILING PROXY STATEMENT)

                          ----------------------

Payment of Filing Fee (Check the appropriate box): (/1/)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).

[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
          Santa Fe Pacific Corporation common stock, par value $1.00 per share.

    (2)   Aggregate number of securities to which transactions applies:
          187,049,738 shares of Santa Fe Pacific Corporation common stock.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $49 1/2 (/2/)

    (4)   Proposed maximum aggregate value of transaction: $3,148,047,091
          (/2/)

  (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994 and with the filing of two Registration Statements on Form S-4 on October 12, 1994 (Reg. No. 33-56007) and October 27, 1994 (Reg. No. 33-56183),
          respectively.

  (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.34 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is $3,148,047,091 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of October 19, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on October 21, 1994 and the exchange ratio of 0.34). The filing fee is one-fiftieth of that amount.

[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)    Amount Previously Paid:...................$1,145,590

    (2)    Form, Schedule or Registration
           Statement No.:............................Preliminary Proxy
                                                     Statement
                                                     Registration Statement
                                                     on Form S-4
                                                     (Reg. No. 33-56007)
                                                     Registration Statement
                                                     on Form S-4, as amended
                                                     (Reg. No. 33-56183)
    (3)    Filing Party:          ...................Burlington Northern
                                                     Inc./Santa Fe
                                                     Pacific Corporation
    (4)    Date filed:            ...................August 8, 1994
                                  ...................October 12, 1994
                                  ...................October 27,1994

FOR IMMEDIATE RELEASE

MEDIA CONTACT:
             Burlington Northern Inc.    Santa Fe Pacific Corp.
             Richard A. Russack          Catherine Westphal
             (817) 333-6116              (708) 995-6273

     FT. WORTH, TEXAS AND SCHAUMBURG, ILLINOIS, FEBRUARY 1, 1995 - Burlington Northern Inc. (BNI) and Santa Fe Pacific Corporation (SFP) announced today that the financing condition to their joint tender offer to purchase 63 million shares of SFP common stock has been satisfied. The joint tender offer is part of their agreement to merge.

     In the merger, holders of SFP common stock will receive 0.40 shares of BNI common stock for each of their SFP shares. This exchange ratio could increase under certain circumstances. SFP is permitted, subject to a number of conditions, to repurchase up to 10,000,000 shares of SFP common stock between the closing of the tender offer and the consummation of the merger. No repurchases are required. The effect of any such repurchases would be to increase the exchange ratio up to a maximum of 0.4347. If SFP repurchases fewer than 10,000,000 shares, the exchange ratio would be between 0.40 and 0.4347, depending on the number of shares repurchased and the number of outstanding options exercised. Because it is possible that SFP may make no repurchases, SFP shareholders should consider that the exchange ratio could be 0.40 in deciding how to vote.

     Subject to the limitation set forth in the merger agreement and SFP's credit agreement, repurchases, including the amount and timing of any such repurchases, will be in the sole discretion of SFP. Accordingly, although SFP anticipates, as of this time, that at least $50 million for repurchases would be available under the terms of the merger agreement and SFP's credit agreement in 1995, there can be no assurance that SFP will make any repurchases, whether or not they would be permitted under the terms of such agreement. To have the $50 million available for repurchases, SFP would have to comply with the capital expenditure and total debt provisions of its merger agreement with BNI.

      SFP hopes to make repurchases and believes that it is likely that it will do so, but no decision to do so has been made at the present time. If Santa Fe used $30 million (the amount SFP is permitted to use prior to April 1, 1995 under its agreements without regard to performance requirements or other limitations) to make repurchases, it would be able to repurchase 1.7 million shares of its common stock, based on the closing market price on January 31, 1995, and the exchange ratio (assuming no exercise of options) would be 0.4055. If SFP used $50 million (the minimum amount it anticipates will be available under its agreements in 1995), it would be able to repurchase 2.8 million of its common stock, based on the closing market price on January 31, 1995, and the exchange ratio (assuming no exercise of options) would be 0.4092.

     The Interstate Commerce Commission (ICC) recently requested comments on a proposed 180-day schedule for the review of railroad mergers and specifically asked for comments on whether the new schedule should apply to the BNI-SFP merger. BNI and SFP have asked the ICC to apply the proposed new schedule to their merger. The ICC has the matter under consideration, and it has not yet rendered a decision. A shortening of the schedule for regulatory approval of the merger would substantially reduce SFP's ability to make repurchases because SFP would have more opportunities to exceed the appropriate quarterly tests under its agreements (including the credit agreement) over a longer period of time.

     SFP and BNI have made a joint tender offer to purchase 63 million shares of SFP common stock for $20.00 per share in cash. Because of possible proration in the tender offer, shareholders who tender may not receive cash for all their shares. The tender offer is scheduled to expire at midnight, February 8, unless extended. The tender offer may be extended by SFP and BNI by giving notice to the Depositary and making a public announcement. The offer is conditioned upon, among other things, at least 63 million shares of SFP common stock being validly tendered and approval of the merger agreement between SFP and BNI by both companies' shareholders at special meetings scheduled to be held on Tuesday, February 7, 1995.

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